Natus Medical Announces Executive Transition

Thomas J. Sullivan Appointed President & Chief Executive Officer
No Change To 4th Quarter Guidance

PLEASANTON, Calif. (December 17, 2021) - Natus Medical Incorporated (NASDAQ:NTUS) (the “Company” or “Natus”), a leading provider of medical device solutions focused on the diagnosis and treatment of central nervous and sensory system disorders for patients of all ages, today announced the appointment of Thomas J. Sullivan as President & Chief Executive Officer effective December 27, 2021 and a focus on long-term growth.

Earlier this year, the Board of Directors engaged a strategic consulting firm to assist it in developing a strategy to build upon Natus’ market leading positions. Following the review, the Board retained Egon Zehnder to conduct a succession planning process which reviewed a talented slate of internal and external candidates to lead Natus. In appointing Mr. Sullivan, the Board has selected a 20+ year medical device veteran with extensive global executive experience and diverse expertise in strategic planning, operational excellence, organizational development, business transformation, M&A, and public company leadership.

“We are thrilled to have Tom assume the leadership of Natus at this exciting time for our Company. He is a proven business leader with a long track record of success at creating shareholder value. As a Natus Independent Director these past three years, he has shown his strategic insight and drive for Natus’ potential for market leadership through holistic business model execution,” said Joshua H. Levine, Chairman of the Board of Directors. Mr. Levine added, “the Board would like to thank Jonathan Kennedy for successfully positioning the Company for its next phase of innovation and growth.”

“I am excited at the opportunity to join the Natus leadership team to help realize the great promise of the Company. As a Board Member, I have admired the passionate commitment of our Natus Teammates to the patients that our products impact and am humbled by the opportunity to join them in their mission. Together we will build upon the Natus heritage of innovation and market leadership to drive growth while advancing the standard of care for healthcare professionals in the diagnosis, monitoring, and treatment of impairments of the central nervous and sensory systems,” said Mr. Sullivan.

Prior to joining Natus, Mr. Sullivan was the President & Chief Executive Officer of Spectrum Plastics Group, an industry leading medical device global contract manufacturer. In earlier roles, he led multiple public and privately owned medical device companies including A&E Medical, Symmetry Surgical, and Symmetry Medical. In addition, Mr. Sullivan held numerous executive roles at Johnson & Johnson from 1990 to 2011 including President of J&J Medical Products Canada and the billion-dollar U.S. Orthopedics division. Mr. Sullivan graduated as a Palmer Scholar from The Wharton School at the University of Pennsylvania in 1991 where he earned an MBA in Strategic Management and Information Technology. He also holds a Bachelor of Science magna cum laude in Applied Mathematics and Computer Science from the University of Pittsburgh. He is active in local New Jersey charities as well as the National Multiple Sclerosis Society. Mr. Sullivan has earned the National Association of Corporate Directors (NACD) Directorship Certification®.

The Natus Nominating & Governance Committee of the Board of Directors has been conducting a search process that will ensure the Board’s composition is best positioned for company success and regulatory compliance. The Board expects to fill the newly open Independent Director role through this process.

About Natus Medical Incorporated

Natus is a leading provider of medical device solutions focused on the diagnosis and treatment of central nervous and sensory system disorders for patients of all ages. Additional information about Natus Medical can be found at www.natus.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will”, “outlook” and similar expressions. Forward-looking statements are based on management's current plans, estimates, assumptions and projections, and speak only as of the date they are made. These statements relate to current estimates and assumptions of our management as of the date of this press release and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. The Company's future results could differ materially due to a number of factors, including supply chain delays and constraints, the business, social and economic impact of the COVID-19 pandemic on the Company's business and results of operations, the ability of the Company to realize the anticipated benefits from its new structure or from its consolidation strategy, effects of competition, the Company's ability to successfully integrate and achieve its profitability goals from recent acquisitions, the demand for Natus products and services, the impact of adverse global economic conditions and changing governmental regulations, including foreign exchange rate changes, on the Company's target markets, the Company's ability to expand its sales in international markets, the Company's ability to maintain current sales levels in a mature domestic market, the Company's ability to control costs, risks associated with bringing new products to market, and the Company's ability to fulfill product orders on a timely basis, as well as those factors identified under the heading Item 1A “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Natus disclaims any obligation to update information contained in any forward looking statement, except as required by law.

Natus Medical Incorporated
B. Drew Davies
Executive Vice President and Chief Financial Officer
(925) 223-6700
InvestorRelations@Natus.com

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